Exhibit 4.8

FIRST PHOSPHATE CORP.

STOCK OPTION PLAN

All terms not defined therein shall have the meaning given to them in the Management Information Circular of First Phosphate Corp posted on SEDAR as of July 28, 2022.

1.  Purpose

The purpose of the Stock Option Plan (the “Plan”) of First Phosphate Corp., a Company incorporated under the Business Corporations Act (British Columbia) (the “Company”) is to advance the interests of the Company by encouraging the directors, officers, employees and consultants (including consultants engaging in Investor Relations Activities as such term is defined in the policies of the Canadian Securities Exchange), of the Company, and of its subsidiaries and affiliates, if any, to acquire common shares in the share capital of the Company (the “Shares”), thereby increasing their proprietary interest in the Company, encouraging them to remain associated with the Company and furnishing them with additional incentive in their efforts on behalf of the Company in the conduct of its affairs.

2.  Administration

The Plan shall be administered by the Board of Directors of the Company or by a special committee (such as the Compensation Committee), of the directors appointed from time to time by the Board of Directors of the Company pursuant to rules of procedure fixed by the Board of Directors (such committee or, if no such committee is appointed, the Board of Directors of the Company, is hereinafter referred to as the “Board”).

Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to define the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option granted hereunder may be evidenced by an agreement in writing, signed on behalf of the Company and by the optionee, in such form as the Board shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

3.  Compliance with Applicable Laws

This Plan and all options granted pursuant to this Plan shall be subject to rules and policies of any stock exchange or exchanges on which the common shares of the Company are then listed and any other regulatory body having jurisdiction (hereinafter collectively referred to as, the “Exchange”). If any provision of the Plan or any stock option contravenes any law or any rule, order, policy, by-law or regulation of the Exchange, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

4.  Shares Subject to Plan

Subject to adjustment as provided in Section 16 hereof, the Shares to be offered under the Plan shall consist of common shares of the Company’s authorized but unissued common shares. The aggregate number of Shares issuable upon the exercise of all options granted under the Plan shall not exceed 20% of the issued and outstanding common shares of the Company as at the date of the plan’s implementation, which will be the date of the Meeting. If any option granted hereunder shall expire or terminate for any reason in accordance with the terms of the Plan without being exercised, the unpurchased Shares subject thereto shall again be available for the purpose of this Plan.

5.  Maintenance of Sufficient Capital

The Company shall at all times during the term of the Plan reserve and keep available such numbers of Shares as will be sufficient to satisfy the requirements of the Plan.

6.  Eligibility and Participation

Directors, officers, consultants (including consultants engaging in Investor Relations Activities as such term is defined in the policies of the Canadian Securities Exchange), and employees of the Company or its subsidiaries, and employees of a person or company which provides management services to the Company or its subsidiaries (“Management Company Employees”) shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). Subject to compliance with applicable requirements of the Exchange, Participants may elect to hold options granted to them in an incorporated entity wholly owned by them and such entity shall be bound by the Plan in the same manner as if the options were held by the Participant.

Subject to the terms hereof, the Board shall determine to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted and vested, and the number of Shares to be subject to each option. In the case of employees or consultants of the Company or Management Company Employees, the option agreements to which they are party must contain a representation of the Company that such employee, consultant or Management Company Employee, as the case may be, is a bona fide employee, consultant or Management Company Employee of the Company or its subsidiaries.

A Participant who has been granted an option may, if such Participant is otherwise eligible, and if permitted under the policies of the Exchange, be granted an additional option or options if the Board shall so determine.

7.  Exercise Price

(a)	The exercise price of the Shares subject to each option shall be determined by the Board, subject to applicable Exchange approval, at the time any option is granted.

(b)	In no event shall such exercise price be lower than the exercise price permitted by the Exchange.

(c)	Once the exercise price has been determined by the Board, accepted by the Exchange and the option has been granted, the exercise price of an option may be reduced upon receipt of Board approval, provided that in the case of options held by insiders of the Company (as defined in the policies of the Exchange), the exercise price of an option may be reduced only if so reduced in compliance with the rules of the Exchange.

8.  Number of Optioned Shares

(a)	The number of Shares subject to an option granted to any one Participant shall be determined by the Board, but no one Participant shall be granted an option which exceeds the maximum number permitted by the Exchange.

(b)	No single Participant may be granted options to purchase a number of Shares equalling more than 5% of the issued common shares of the Company in any twelve-month period unless the Company has obtained disinterested shareholder approval in respect of such grant and meets applicable Exchange requirements.

(c)	Options shall not be granted if the exercise thereof would result in the issuance of more than 2% of the issued common shares of the Company in any twelve- month period to any one consultant of the Company (or any of its subsidiaries).

(d)	Options shall not be granted if the exercise thereof would result in the issuance of more than 2% of the issued common shares of the Company in any twelve month period to persons employed to provide investor relation activities. Options granted to consultants performing investor relations activities will contain vesting provisions such that vesting occurs over at least 12 months with no more than ¼ of the options vesting in any 3 month period.

9.  Duration of Option

Each option and all rights thereunder shall be expressed to expire on the date set out in the option agreement and shall be subject to earlier termination as provided in Sections 11 and 12, provided that in no circumstances shall the duration of an option exceed the maximum term permitted by the Exchange.

10.  Option Period, Consideration and Payment

(a)	The option period shall be a period of time fixed by the Board not to exceed the maximum term permitted by the Exchange, provided that the option period shall be reduced with respect to any option as provided in Sections 11 and 12 covering cessation as a director, officer, consultant, employee or Management Company Employee of the Company or its subsidiaries, or death of the Participant.

(b)	Subject to any vesting restrictions imposed by the Exchange, the Board may, in its sole discretion, determine the time during which options shall vest and the method of vesting, or that no vesting restriction shall exist.

(c)	Subject to any vesting restrictions imposed by the Board, options may be exercised in whole or in part at any time and from time to time during the option period. To the extent required by the Exchange, no options may be exercised under this Plan until this Plan has been approved by a resolution duly passed by the shareholders of the Company.

(d)	The exercise price of an option may not be set at a price less than the closing market price of the Company’s shares on the trading day immediately preceding the date of grant of the option less a maximum discount of 25%.

(e)	Options may be exercisable for a period of up to 10 years and, in the case of consultants who are engaged in Investor Relations Activities will vest as to 25% on each of the date of grant and three, six, and nine months after the date of grant.

(f)	Except as set forth in Sections 11 and 12, no option may be exercised unless the Participant is at the time of such exercise a director, officer, consultant, or employee of the Company or any of its subsidiaries, or a Management Company Employee of the Company or any of its subsidiaries.

(g)	The exercise of any option will be contingent upon receipt by the Company at its head office of a written notice of exercise, specifying the number of Shares with respect to which the option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Shares with respect to which the option is exercised. No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any common shares of the Company unless and until the certificates for Shares issuable pursuant to options under the Plan are issued to him or them under the terms of the Plan.

11.  Ceasing To Be a Director, Officer, Consultant or Employee

If a Participant shall cease to be a director, officer, consultant, employee of the Company, or its subsidiaries, or ceases to be a Management Company Employee, for any reason (other than death), such Participant may exercise such Participant’s option to the extent that the Participant was entitled to exercise it at the date of such cessation, provided that such exercise must occur within one year after the Participant ceases to be a director, officer, consultant, employee or a Management Company Employee.

Nothing contained in the Plan, nor in any option granted pursuant to the Plan, shall as such confer upon any Participant any right with respect to continuance as a director, officer, consultant, employee or Management Company Employee of the Company or of any of its subsidiaries or affiliates.

12.  Death of Participant

Notwithstanding section 11, in the event of the death of a Participant, the option previously granted to him shall be exercisable only within the one (1) year after such death and then only:

(a)	by the person or persons to whom the Participant’s rights under the option shall pass by the Participant’s will or the laws of descent and distribution; and

(b)	if and to the extent that such Participant was entitled to exercise the Option at the date of his death.

13.  Rights of Optionee

No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares issuable upon exercise of such option until certificates representing such Shares shall have been issued and delivered.

14.  Proceeds from Sale of Shares

The proceeds from the sale of Shares issued upon the exercise of options shall be added to the general funds of the Company and shall thereafter be used from time to time for such corporate purposes as the Board may determine.

15.  Disinterested shareholder approval

The Company will obtain disinterested shareholder approval if a stock option plan, together with all of the Company’s previously established and outstanding stock option plans or grants, could result at any time in the number of shares reserved for issuance under stock options granted to Insiders exceeding 20% of the issued shares; or the grant is to Insiders, of the number of options exceeding 20% as of the date of the Plans implementation, or the issuance is to any one Optionee or its associates, within a 12 month period, of a number of shares exceeding 5% of the issued shares; or if the Company is decreasing the exercise price of stock options previously granted to Insiders.

16.  Adjustments

If the outstanding common shares of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or another Company or entity through re-organization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, any adjustments relating to the Shares optioned or issued on exercise of options and the exercise price per Share as set forth in the respective stock option agreements shall be made in accordance to the terms of such agreements.

Adjustments under this Section shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Share shall be required to be issued under the Plan on any such adjustment.

17.  Take Over

On the occurrence of a takeover bid, issuer bid or going private transaction, the Board will have the right to accelerate the date on which any option becomes exercisable.

18.  Transferability

All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein or the extent, if any, permitted by the Exchange. During the lifetime of a Participant any benefits, rights and options may only be exercised by the Participant.

19.  Amendment and Termination of Plan

Subject to applicable approval of the Exchange, the Board may, at any time, suspend or terminate the Plan. Subject to applicable approval of the Exchange, the Board may also at any time amend or revise the terms of the Plan; provided that no such amendment or revision shall result in a material adverse change to the terms of any options theretofore granted under the Plan, unless shareholder approval, or disinterested shareholder approval, as the case may be, is obtained for such amendment or revision.

20.  Necessary Approvals

The ability of a Participant to exercise options and the obligation of the Company to issue and deliver Shares in accordance with the Plan is subject to any approvals which may be required from shareholders of the Company and any regulatory authority or stock exchange having jurisdiction over the securities of the Company. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Company to issue such Shares shall terminate and any option exercise price paid to the Company will be returned to the Participant.

21.  Effective Date of Plan

The effective date of the Plan shall be the date of the meeting of shareholder of the Company, being August 25, 2022, or if such meeting is delayed then the next annual general and special meetings of shareholders. The Plan shall become effective upon such approvals being obtained.

22.  Interpretation

The Plan will be governed by and construed in accordance with the laws of British Columbia.